                                                                    EXHIBIT 99.2


WILLBROS GROUP, INC.                                 (WILLBROS GROUP, INC. LOGO)


NEWS RELEASE                              CONTACT:    Michael W. Collier
                                                      Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E/(713) 529-6600


                      WILLBROS ANNOUNCES NEW PROJECT AWARDS

                  o  APPROXIMATELY $200 MILLION IN NEW AWARDS
                  o  MULTIPLE AWARDS IN NORTH AMERICA
                  o  NEW RECORD BACKLOG EXCEEDS $750 MILLION


HOUSTON - MAY 17, 2005 - Willbros Group, Inc. (NYSE: WG) announced today that units in West Africa and the United States have been awarded new contracts which are expected to generate approximately $200 million in new revenue. The Company expects to report a third consecutive new record backlog of over $750 million at the end of the first quarter 2005.

         Willbros West Africa, Inc., the Company's construction unit with operations based in Port Harcourt, Nigeria, has been awarded an engineering, procurement and construction ("EPC") contract to design, fabricate, install and provide other additional services necessary to furnish a new pipeline system for Chevron Nigeria Limited in the Escravos producing area of Nigeria. The scope of the project includes installation of 24-inch infield and export pipelines, a 20-inch infield pipeline, a 10-inch infield line, and a power cable. The pipelines will interconnect platforms and the Escravos Gas Plant. The 24-inch export pipeline includes the installation of a pipeline end manifold and a catenary anchor leg export mooring ("CALM"). Engineering and procurement activities have begun, and the project is expected to move to the field in late 2005. Completion is scheduled for the first quarter of 2007.

         Willbros Mt. West, with offices in Fruita, Colorado, was recently awarded an EPC contract by Cheyenne Plains Gas Pipeline Co. for its Sand Dune Amine Gas Processing Plant located in Kiowa County, Kansas. The plant will be designed to process 110 mmscfd of natural gas to be carried on the Cheyenne Plains Gas Pipeline and is scheduled for completion in the fourth quarter 2005. Willbros Mt. West has also been awarded a contract by Kinder Morgan for works associated with its East Line Expansion project. The contract for construction services encompasses all civil, electrical and mechanical works supporting the installation of nine tanks, 50,000 bbl to 80,000 bbl each, and ancillary equipment for a grassroots breakout tank farm near El Paso, Texas; additions and improvements at two existing terminals near Phoenix and Tucson, Arizona; additional capacity at one existing pump station and demolition at two others located in Texas, New Mexico and Arizona. The project is scheduled for completion in 2006. Willbros Mt. West has also been awarded a contract in the Rocky Mountain region by Encana Gas Gathering for the Middle Fork Compressor Station, a field booster station to include three field boosters, liquid collection facilities and ancillary equipment. This project is scheduled to be completed in late 2005.

         Willbros RPI, Inc., Houston, Texas, has been awarded a contract by Enterprise Products for the construction of 22 miles of liquids pipeline from the BP refinery in Texas City, Texas, to an interconnection near Friendswood, Texas, with an existing Enterprise pipeline, which will transport the natural gas liquids to Mont Belvieu for further fractionation. The project will commence in May and completion is scheduled for August 2005.


Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the potential SEC and Department of Justice investigations, including review and restatement of its previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Willbros' 2004 financial statements; the communication by Willbros' management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; availability of quality management, availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations, future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###